As filed with the Securities and Exchange Commission on August 11, 2025

Registration Statement No. 333-258749

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM F-1

ON FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARDAGH METAL PACKAGING S.A.

(Exact Name of Registrant as Specified in Its Charter)

Luxembourg (Jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification Number)

56, rue Charles Martel

L-2134 Luxembourg, Luxembourg

+352 26 25 85 55

(Address and telephone number of Registrant’s principal executive offices)

Ardagh Metal Packaging USA Corp.

8770 W. Bryn Mawr Avenue

Chicago, IL 60631

United States

(773)-399-3000

(Name, address, and telephone number of agent for service)

Copies to:

Richard Alsop, Esq.

Lara Aryani, Esq.

Alain Dermarkar, Esq.

Erika Kent, Esq.

Clare O’Brien, Esq.

Allen Overy Shearman Sterling US LLP

599 Lexington Avenue

New York, N.Y. 10022

(212) 848-4000

Approximate date of commencement of proposed sale to the public: Not applicable.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company. ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE

Ardagh Metal Packaging S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 56, rue Charles Martel, L-2134 Luxembourg, Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 251465 (the “Company” or “AMPSA”), previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 8, 2022 a post-effective amendment to Form F-1 on Form F-3 (File No. 333-258749), which was declared effective by the SEC on August 11, 2022 (the “Registration Statement”). The Company is filing with the SEC this Post-Effective Amendment No. 3 to the Registration Statement to deregister any and all remaining unsold securities under the Registration Statement. The Registration Statement registered 16,749,984 ordinary shares of the Company, with a nominal value of €0.01 per share (the “Ordinary Shares”) that may be issued upon exercise of warrants to purchase Ordinary Shares, each exercisable for one Ordinary Share at an exercise price of $11.50 per share, subject to adjustments (the “Warrants”), and the offer and sale from time to time by the selling shareholders named in the Registration Statement, or their permitted transferees, of up to 496,275,894 Ordinary Shares and 5,626,305 Warrants to purchase Ordinary Shares.

On July 31, 2025, the Company filed with the SEC a Registration Statement on Form F-3 (File No. 333-289154), which was declared effective by the SEC on August 11, 2025 (the “New Registration Statement”), with respect to those securities previously registered under the Registration Statement which remain unsold and for which the Company remains contractually obligated to maintain the effectiveness of a shelf registration statement.

The Company, by filing this post-effective amendment, hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking made by the Company in Part II of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Luxembourg, Grand Duchy of Luxembourg on August 11, 2025.

Ardagh Metal Packaging S.A.

By:	/s/ Stefan Schellinger
Name:	Stefan Schellinger
Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 3 to the Registration Statement in reliance upon Rule 478 under the Securities Act.